Exhibit 10.3(a)-4

Ryerson Inc.

2002 Incentive Stock Plan

Performance Award Agreement

(pre-2007)

You have been selected to be a Participant in the Ryerson Inc. 2002 Incentive Stock Plan (the “Plan”), as specified below:

Participant:

Number of Performance Share Units Granted:

Date of Grant:	[ ]

Beginning of Performance Cycle:	[ ]

End of Performance Cycle:	[ ]

Performance Measure:	Return on Net Assets (“RONA”)

Performance Measurement Threshold:	4-year average RONA = [ ]

Performance Measurement Target:	4-year average RONA = [ ]

Performance Measurement Cap:	4-year average RONA = [ ]

Maximum Number of Performance Share Units

Payable (subject to the Value Cap):

If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

(over)

To the extent not specified in the Plan, the terms of this award have been determined by the Compensation Committee of the

Board of Directors of the Company (the “Committee”), as outlined in this Agreement.

1. Settlement of Award. The number of Performance Share Units earned by you shall be determined in accordance with the provisions of Exhibit 1, which is attached to and forms a part of this Agreement. You may elect from time to time to receive payment of any earned Performance Share Units payable to you under this Agreement in cash or in Common Stock, or a combination thereof, [*provided that any earned Performance Share Units in excess of the Common Stock Cap shall be paid in cash;] or you may elect to defer payment of earned Performance Share Units as provided in the Plan and in any rules adopted by the Committee, or as required by Section 409A of the Internal Revenue Code and regulations thereunder (collectively, “Section 409A”). Under Section 9(c) of the Plan [*and subject to the Common Stock Cap], for each Performance Share Unit earned by you, the Company shall deliver to you (a) one share of Common Stock or (b) cash equal to the Fair Market Value of one share of Common Stock. For earned Performance Share Units paid in shares of Common Stock, any fractional shares of Common Stock shall be rounded to the nearest whole share of Common Stock. The Fair Market Value of Common Stock shall have the definition provided in the Plan and in any rules adopted by the Committee.

2. Eligibility for Earned Performance Share Units. You shall be eligible for payment of earned Performance Share Units only if your employment with the Company:

(a) Continues through the end of the Performance Cycle;

(b) Is terminated due to Normal Retirement (as defined in the Ryerson Pension Plan) during the Performance Cycle;

(c) Is terminated due to Disability or death during the Performance Cycle; or

(d) Is terminated involuntarily for reasons other than Cause during the Performance Cycle.

Subject to Section 6, below, if you retire under Normal Retirement, suffer a Disability, or are terminated involuntarily for reasons other than Cause during the Performance Cycle, you shall be eligible only for that proportion of the number of Performance Share Units earned for such Performance Cycle that your number of full months of participation during the Performance Cycle bears to 48 months. “Cause” has the same meaning ascribed to it in the Employment Agreement between you and the Corporation or, if you are not party to an Employment Agreement, in the form of employment agreement approved by the Compensation Committee and in effect at the date of your termination.

Subject to Section 6, below, in the event of your death, the Performance Cycle for this award will be deemed to end at December 31 of the year of your death, attainment of the Performance Measures will be computed as of that December 31, and you shall be eligible only for that proportion of the number of Performance Share Units deemed earned for such deemed Performance Cycle that your number of full months of participation during the Performance Cycle bears to 48 months. Your beneficiary shall be entitled to the Performance Share Units to which you otherwise would have been entitled under the same conditions as would have been applicable to you.

Termination of employment during the Performance Cycle for any reason other than Normal Retirement, Disability, death, or involuntarily for reasons other than Cause, shall require forfeiture of this entire award, with no payment to you.

3. Deferral of Award. The payment of the shares of Common Stock earned pursuant to this Performance Award Agreement to you may be deferred, in whole or in part, at your election. If you elect to defer your receipt of such shares of earned Common Stock, the amount deferred will be denominated in share units that will be deemed to be invested in and ultimately be paid out, at your election, in the form of shares of Common Stock or in cash equal to the Fair Market Value of shares of Common Stock at the payment date or at your election in a form and manner acceptable to the Committee will be denominated in cash and will be deemed to earn interest at the Applicable Federal Rate under the Internal Revenue Code as in effect from time to time. You must make a deferral election in accordance with Section 409A. The duration of the deferral extends to Retirement or termination of employment. Once made, the deferral election is irrevocable.

4. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

5. Nontransferability. Performance Share Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

6. Change in Control. In the event of a Change in Control of the Company, any performance award that has not been settled prior to or as of the effective date of the Change in Control of the Company will be cashed out and you will be paid an amount equal to (i) the Change in Control Price, multiplied by (ii) the number of Performance Share Units based on the greater of 100% of target Performance Measure attainment and actual Performance Measure attainment, and further multiplied by (iii) a fraction, the denominator of which is the number of months in the performance cycle, and the numerator of which is the number of whole months (rounded up, if not a multiple of 12, to the number that is the number of months that is the next highest multiple of 12) of the Performance Cycle elapsed prior to the date of the Change in Control of the Company (or, in the case of your termination due to Normal Retirement (as defined in the Ryerson Pension Plan) or your death prior to the Change in Control of the Company, the numerator in the above equation shall be the number of months (rounded to the nearest whole number) of the Performance Cycle elapsed prior to such Normal Retirement or death); provided, however, that if the Company’s market capitalization as of the date of the Change in Control is less than $250 million, “30%” shall be substituted for “100%” in clause (ii) above; and, provided further, that the foregoing amount shall be in lieu of any other payment

*	2006 awards only

with respect to this performance award, and if you receive any payment with respect to this performance award after the Change in Control, but prior to your Date of Termination, it shall reduce, but not below zero, the amount to which you are entitled under this paragraph (6) for this award. Notwithstanding anything to the contrary herein, any award amounts payable to you pursuant to this Section 6 in the event of a Change in Control shall be paid to you upon the effective date of such Change in Control, provided that in determining whether target or actual Performance Measure attainments are greater, calculations of actual Performance Measure attainments for any year of the Performance Cycle that has not yet then concluded, if applicable, shall be determined based on the average actual performance in respect of those full months that have elapsed during the then-current year of the Performance Cycle as of the effective date of the Change in Control; provided that if the Change in Control occurs in the first calendar quarter of a year, the actual Performance Measure attainment for such year shall be deemed to be the actual Performance Measure attainment for the immediately preceding year.

7. Miscellaneous.

    (a) This Agreement shall not confer upon Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

    (b) With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect Participant’s rights under this Agreement.

    (c) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Exhibit 1

This Exhibit 1 is incorporated into and forms a part of the Agreement.

Revision of Performance Measures. The Performance Measures set forth in this Exhibit 1 and the Agreement may be modified by the Committee during, and after the end of, the Performance Cycle to reflect significant events that occur during the Performance Cycle; provided, however, that if the Participant is or will be a Covered Employee for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, then such modification can only be undertaken in a manner consistent with the requirements of Section 162(m) and the regulations thereunder, unless the Committee, in its sole discretion, decides otherwise.

Amount of Award. No award shall be earned or payable unless the Company’s aggregate earnings over the Performance Period is greater than $0.00. When the Company’s aggregate earnings over the Performance Period is greater than $0.00, the amount distributable to the Participant under the Agreement shall be determined in accordance with the following schedule:

200X Award of Performance Share Units Earned and Payable at December 31, 200X
Actual Average RONA for the Performance Cycle	RONA as a Percent of Performance Measurement Target		Performance Share Units Earned as a Percent of Target Award Amount		Target Award Amount (Number of Performance Share Units in the Initial Award)	Performance Share Units Earned (Number of Shares * / Value Cap)

Less than [ ]%	Less than [	]%	[	]%	________	0

[ ]%	[	]%	[	]%*	________	________	*

[ ]%	[	]%	[	]%*	________	________	*

[ ]%	[	]%	[	]%	________	________

[ ]%	[	]%	[	]%*	________	________	*

[ ]%	[	]%	[	]%*	________	________	*

shares/$ but not less than shares

*	Subject to the Value Cap and the Common Stock Cap described below.

Note: Performance Share Units earned above a threshold average RONA over the Performance Cycle of [_]% will be interpolated from the above chart, up to a maximum number of Performance Shares earned at the Performance Measurement Cap of             %, which maximum is the lesser of (1)              shares and (2) the Value Cap of $            , but in no event less than              shares (the initial award of performance share units).

•

The Value Cap is a limit on the total economic value of what may be earned that can impact the share units earned as follows: performance share units can be earned only up to the point that the total economic value of all share units earned by a participant does not exceed two times the economic value of the initial award (except as noted below). The economic value of the initial award is computed by multiplying 100% of the performance share units underlying the initial award by the 12-month average price of Company Common Stock (excluding the highest and lowest prices) prior to the grant date, which price was $[            ]. Notwithstanding this Value Cap, if performance is at or above target a participant will receive no less than the initial award of performance share units provided for at the beginning of the cycle.

•

*The Common Stock Cap is a limit on the number of shares of Common Stock that can be delivered in payment of earned Performance Share Units. The Common Stock Cap is equal to the lesser of (a) 50% of the Performance Share Units earned and payable hereunder, and (b) the initial number of Performance Share Units granted under this Agreement. To the extent that the number of earned Performance Share Units exceeds the Common Stock Cap, the excess Performance Share Units will be paid in cash.

*	2006 awards only